UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: January 30, 2006

X-RITE, INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	000-14800	38-1737300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 44th Street S.W.

Grandville, Michigan 49418

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code:

(616) 534-7663

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a) Transaction Agreement

On January 30, 2006 (the “Effective Date”), X-Rite, Incorporated (“X-Rite” or the “Company”) entered into a Transaction Agreement with Amazys Holding AG ( “Amazys”). The following description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Transaction Agreement a copy of which is filed as Exhibit 2.1 hereto and incorporated herein by reference. On January 31, 2006, the Company issued a press release announcing that it had entered into the Transaction Agreement, which press release is attached hereto as Exhibit 99.1.

Under the Transaction Agreement, X-Rite has agreed to submit a public tender offer (the “Offer”) for all publicly held registered shares of Amazys (the “Amazys shares”) outstanding on the Effective Date and which may be issued from the Effective Date until the last day of the additional acceptance period of the Offer pursuant to stock options which are outstanding on the Effective Date, other than Amazys shares held by Amazys or any of its subsidiaries at the last day of the additional acceptance period.

As provided in the Transaction Agreement, the offer price (the “Offer Price”) per Amazys share to be offered by X-Rite in the Offer will be (i) CHF 77 in cash, plus (ii) 2.11 fully paid shares of X-Rite common stock (the “X-Rite shares”), issued pursuant to a registration statement on Form S-4 of X-Rite effective under the Securities Act of 1933, as amended, and listed on the Nasdaq Stock Market and the SWX Swiss Exchange (secondary listing), to be delivered at the settlement date of the Offer free and clear from any encumbrance (the “Consideration Shares”). The Offer Price will be fully adjusted for any dilutive effects in relation to Amazys’ shares or X-Rite shares, as the case may be, including any dividend payments, sale or issuance of shares or capital increases below the Offer Price (in the case of Amazys shares) or the market value (in the case of X-Rite shares) or any issuance of options, warrants, convertible securities or other rights of any kind to acquire shares, with certain exceptions for options and dividends of X-Rite declared in accordance with past practice.

The Transaction Agreement provides that the Offer is subject to the fulfillment or waiver by X-Rite of certain conditions, including, without limitation, that (i) X-Rite shall have received valid acceptances for Amazys shares representing, when combined with the Amazys shares that X-Rite may hold at the end of the Offer period, at least 70% of the total number of Amazys shares outstanding on a fully diluted basis, (ii) no matters or events shall have occurred, and no matters or events shall have become known, which have a Material Adverse Effect on Amazys on a consolidated basis, and (iii) the issuance of the X-Rite shares in connection with the Offer shall have been approved by X-Rite’s shareholders at a shareholders’ meeting.

A “Material Adverse Effect” is defined as any matter(s) or event(s) which, individually or in the aggregate, cause, or are reasonably likely to cause, on an annual basis, a reduction (and not merely a delay in timing to the next succeeding fiscal quarter), as confirmed by a reputed, independent accounting firm or investment bank appointed by X-Rite, of:

(i) the consolidated operating income before interest, taxes, depreciation and amortization (EBITDA) of Amazys of 20% or more, compared to the EBITDA as reported for the four quarters ending September 30, 2005; or

(ii) the consolidated net sales of Amazys of 10% or more, compared to the net sales as reported for the four quarters ending September 30, 2005; or

(iii) the consolidated total shareholders’ equity of Amazys of 20% or more, compared to the consolidated equity as reported for the four quarters ending September 30, 2005.

X-Rite and Amazys have made certain covenants regarding the Offer and the completion of the Offer, including, without limitation, compliance with all applicable laws and the secondary listing of common stock of X-Rite on the SWX Swiss Exchange.

Under the Transaction Agreement, Amazys has agreed not to, directly or indirectly, solicit, initiate or encourage the submission of any Company Takeover Proposal (as defined in the Transaction Agreement), or take any action designed to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal, subject to certain exceptions with respect to a Superior Company Proposal (as defined in the Transaction Agreement).

During the period from the Effective Date to the settlement date, Amazys and its subsidiaries agreed to conduct their operations according to their ordinary and usual course of business and consistent with past practice and use all reasonable efforts consistent with prudent business practice to preserve intact their business organization, to keep available the services of their current officers and key employees and to maintain existing relationships with those having significant business relationships with Amazys and its subsidiaries, in each of the foregoing cases in all material respects.

Amazys has agreed, subject to the satisfaction or waiver by X-Rite of all conditions under the Offer, to either (i) cause all board members of Amazys, subject to completion of the Offer, to resign from office effective as of the settlement date and hold a shareholders’ meeting prior to the expiration of the Offer for the election of the persons nominated by X-Rite to Amazys’ board of directors with such election to be effective as of the settlement date; or (ii) cause all board members of Amazys to enter into mandate agreements with X-Rite, in the form attached to the Transaction Agreement as an exhibit, for the period from the settlement date until the election of the persons nominated by X-Rite to the board of directors of Amazys.

X-Rite has agreed to cause its directors to take all actions necessary such that, effective immediately following the settlement date, each of Messrs. Mario Fontana, Massimo Sgarlata Lattmann and Gideon Argov shall become members of X-Rite’s board of directors and will be nominated at X-Rite’s next annual meeting of shareholders scheduled for May 2006 with terms of office of not less than one, two, and three years, respectively. Immediately following the settlement date, the board of directors of X-Rite will be comprised of nine members, three of which will be the nominees set forth above and one of which will be the Chief Executive Officer of X-Rite.

In the Transaction Agreement, X-Rite confirmed its intention to promote the current Chief Executive Officer of Amazys to the position of the Chief Executive Officer of X-Rite within a period of not more than 18 months from the settlement date of the Offer, all subject to the final approval of X-Rite’s board of directors and subject to the terms of the employment agreement that has been entered into by X-Rite and Amazys’ current Chief Executive Officer, described in this Form 8-K in Item 1.01(c) below.

The Transaction Agreement contains certain termination rights for both Amazys and X-Rite. In the event of a termination by either X-Rite or Amazys, substantially all of the provisions of the Transaction Agreement will cease to have any effect except that Amazys will reimburse X-Rite for its out of pocket expenses actually incurred in connection with the Offer up to a maximum amount of CHF 1.9 million upon the consummation of a Company Takeover for which a Company Takeover Proposal was received prior to the expiration of the additional acceptance period of the Offer.

The Transaction Agreement is subject to and governed by Swiss substantive law. Any disputes arising out of or in connection with the Transaction Agreement, including disputes regarding its conclusion, binding effect, amendment and termination, will be finally and exclusively resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce.

There are no material relationships between Amazys and the Company or any of its affiliates, other than in respect of the Transaction Agreement and the transactions contemplated thereby.

Financing

In connection with the cash portion of the consideration payable pursuant to its offer, X-Rite has entered into the following credit agreements with Goldman Sachs Credit Partners L.P., as administrative agent and a lender, the other lenders named therein and certain other parties thereto as guarantors: (i) a six-year term loan facility in an approximate aggregate principal amount of $120 million and a five-year revolving credit facility in an approximate aggregate principal amount of $40 million (collectively, the “First Lien Facility”), and (ii) a seven-year term loan facility in an approximate aggregate principal amount of $60 million (the “Second Lien Facility”). Under the First

Lien Facility and the Second Lien Facility, the lenders will provide X-Rite with senior secured credit facilities in an aggregate principal amount of up to approximately $220 million.

(b) Amendment No. 2 to Employment Agreement

On January 30, 2006, the Company and Michael C. Ferrara, its Chief Executive Officer, entered into Amendment No. 2 (“Amendment No. 2”) to the Employment Agreement between X-Rite, Incorporated and Michael C. Ferrara. Amendment No. 2 modifies provisions of the Employment Agreement entered into between the Company and Mr. Ferrara dated September 30, 2003, as amended pursuant to an Amendment No. 1 on October 3, 2005. In Amendment No. 2, the parties acknowledge that the Company may terminate Mr. Ferrara’s role and/or duties as Chief Executive Officer of the Company at any time prior to December 31, 2008, other than as a result of his death, Disability or for Cause (as defined in the Employment Agreement), by giving written notice to Mr. Ferrara of the effective date of termination (a “CEO Transition”). Following a CEO Transition, Mr. Ferrara has agree to (i) cooperate fully in the transition of his responsibilities and duties as directed by X-Rite’s board of directors, (ii) promptly resign from any position as a member of the board of directors of X-Rite and any of its subsidiaries, and (iii) upon the reasonable request of X-Rite’s board of directors, provide to X-Rite consulting services during any period during which he receives compensation under the Employment Agreement. Amendment No. 2 further provides that, following a CEO Transition through December 31, 2008 (subject to termination for death, Disability or Cause as provided in the Employment Agreement), Mr. Ferrara will continue to receive the annual salary, annual bonuses and other fringe benefits provided under the Employment Agreement to which he would have been entitled had his role and/or duties as the Chief Executive Officer of X-Rite not been changed.

The foregoing description of Amendment No. 2 and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of Amendment No. 2. A copy of Amendment No. 2 is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

(c) Employment Agreement for President and Chief Operating Officer

On January 30, 2006, X-Rite entered into an Employment Agreement with Thomas J. Vacchiano, the current Chief Executive Officer of Amazys. Under the Employment Agreement, Mr. Vacchiano has agreed to serve as President and Chief Operating Officer of X-Rite and to perform such duties consistent with those positions as X-Rite’s board of directors or Chief Executive Officer directs from time to time. Mr. Vacchiano’s employment by X-Rite will commence as of the completion of the Offer (the “Commencement Date”) and will continue for a period of three years unless earlier terminated in accordance with its terms.

Under the Employment Agreement, Mr. Vacchiano will receive an annual base salary of $310,000, subject to increase in the discretion of the compensation committee of X-Rite’s board of directors. Mr. Vacchiano will also be entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives. Mr. Vacchiano is further entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, with 60% to consist of restricted stock awards and 40% to consist of stock option awards.

Under the Employment Agreement, X-Rite’s board of directors will determine, within eighteen months following the Commencement Date, whether to promote Mr. Vacchiano to the position of Chief Executive Officer of X-Rite. If the board of directors determines to promote Mr. Vacchiano, X-Rite and Mr. Vacchiano will negotiate a new employment agreement for Mr. Vacchiano. In addition, it is expected that if the board of directors determines to promote Mr. Vacchiano, upon such promotion, Mr. Vacchiano will become a member of X-Rite’s board of directors. If the board of directors determines not to promote Mr. Vacchiano, Mr. Vacchiano will be entitled to terminate the Employment Agreement by providing written notice to X-Rite and to receive the severance pay and benefits described below. If the board of directors determines to promote Mr. Vacchiano and Mr. Vacchiano declines such promotion, X-Rite will have the right to terminate the Employment Agreement by providing written notice to Mr. Vacchiano. In the event of such termination by X-Rite, Mr. Vacchiano will be entitled to receive his salary accrued up to the termination date but will not be entitled to receive any further salary, bonus, severance, compensation or benefits.

In addition to termination in the event of death or disability, Mr. Vacchiano’s employment may be terminated by X-Rite for “cause”, by Mr. Vacchiano for “good reason” or by either party, without cause, by giving the other party at least thirty days’ written notice. In the event of termination by X-Rite without cause or by Mr. Vacchiano for good reason, X-Rite must provide to Mr. Vacchiano:

•	severance pay equal to Mr. Vacchiano’s then current monthly salary for twelve months following termination, provided that in the event of termination by X-Rite without cause, Mr. Vacchiano’s severance pay will continue for the longer of (i) the remainder of the initial three year term of the Employment Agreement or (ii) twelve months following termination;

•	the pro rata portion of any annual performance bonus to which Mr. Vacchiano is entitled for the year in which the employment period is terminated;

•	payment of continuation coverage premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for eighteen (18) months following the date of termination; and

•	immediate vesting of all stock options and restricted stock held by Mr. Vacchiano.

In the event of termination by Mr. Vacchiano as a result of (i) the board of directors’ determination not to promote Mr. Vacchiano to Chief Executive Officer of X-Rite, (ii) the board of directors’ failure to determine, announce and execute the promotion of Mr. Vacchiano within eighteen months following the Commencement Date or (iii) X-Rite’s failure to negotiate a new employment agreement for Mr. Vacchiano, X-Rite must provide to Mr. Vacchiano the termination benefits set forth above except that the severance pay referenced in the first bullet shall be equal to Mr. Vacchiano’s then current monthly salary for twenty-four months following termination.

Mr. Vacchiano is subject to perpetual obligations of confidentiality under the Employment Agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of two years following termination of the employment period.

The foregoing description of the Employment Agreement with Mr. Vacchiano and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement. A copy of the Employment Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

(d) Employment Agreement for Vice President and Chief Technology Officer

On January 30, 2006, X-Rite entered into an Employment Agreement with Francis Lamy, the current Chief Technology Officer of Amazys. Under the Employment Agreement, Mr. Lamy agrees to serve as Vice President and Chief Technology Officer of X-Rite and to perform such duties consistent with those positions as X-Rite’s board of directors, Chief Executive Officer or Chief Operating Officer directs from time to time. Mr. Lamy’s employment by X-Rite would commence as of the completion of the Offer.

The Employment Agreement provides that X-Rite will pay Mr. Lamy an annual base salary of CHF 325,000, subject to increase in the discretion of the compensation committee of X-Rite’s board of directors. Mr. Lamy will also be entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives. Mr. Lamy is further entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, with 60% to consist of restricted stock awards and 40% to consist of stock option awards. Under the Employment Agreement, Mr. Lamy is entitled to (i) a CHF 32,500 per year allowance as a contribution to Mr. Lamy’s personal health insurance, (ii) a CHF 20,000 per year allowance for expenses incurred by Mr. Lamy consistent with performing his duties and responsibilities as an officer of X-Rite and (iii) a CHF 5,000 per year allowance for obtaining tax consulting advice associated with being an officer of a U.S. based corporation.

In addition to termination in the event of death or disability, Mr. Lamy’s employment may be terminated by X-Rite for “cause”, by Mr. Lamy for “good reason” or by either party, without cause, by giving the other party at least three months’ written notice. In the event of termination by X-Rite without cause or by Mr. Lamy for good reason, X-Rite must provide to Mr. Lamy:

•	severance pay equal to Mr. Lamy’s then current monthly salary for twelve months following termination;

•	the pro rata portion of any annual performance bonus to which Mr. Lamy is entitled for the year in which the employment period is terminated;

•	the health insurance allowance described above, payable over the twelve months following the date of termination; and

•	immediate vesting of all stock options and restricted stock held by Mr. Lamy.

Mr. Lamy is subject to perpetual obligations of confidentiality under the Employment Agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of two years following termination of the employment period.

The foregoing description of the Employment Agreement with Mr. Lamy and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement. A copy of the Employment Agreement is attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

(e) Employment Agreement for Chief Financial Officer

On January 30, 2006, the Company entered into an Employment Agreement with its Chief Financial Officer, Mary E. Chowning. Under the Employment Agreement, Ms. Chowning agrees to serve as Vice President and Chief Financial Officer of X-Rite and to perform such duties consistent with those positions as X-Rite’s board of directors or Chief Executive Officer directs from time to time. The Employment Agreement commences as of January 30, 2006.

The Employment Agreement provides that, during the employment period, X-Rite will pay an annual base salary of $275,000, subject to increase in the discretion of the compensation committee of X-Rite’s board of directors. Ms. Chowning will also be entitled to participate in any bonus plan or other incentive compensation program applicable to X-Rite’s executives. Ms. Chowning is further entitled to participate in any long-term incentive compensation program applicable to X-Rite’s executives, with 60% to consist of restricted stock awards and 40% to consist of stock option awards. In addition to reimbursement by X-Rite for reasonable expenses incurred in the course of performing her duties and responsibilities, Ms. Chowning is entitled under the Employment Agreement, at X-Rite’s expense, to obtain legal advice with respect to officer and director liability under the Sarbanes-Oxley Act of 2002 (or under the Employment Agreement), which amount will not exceed $4,000 in the aggregate during the employment period.

In addition to termination in the event of death or disability, Ms. Chowning’s employment may be terminated by X-Rite for “cause”, by Ms. Chowning for “good reason”, by Ms. Chowning at any time after the one year anniversary of the date on which Mr. Ferrara leaves the employ of X-Rite (the “Retirement Provision”), or by either party, without cause, by giving the other party at least thirty days’ written notice. In the event of termination by X-Rite without cause, by Ms. Chowning for good reason or by Ms. Chowning under the Retirement Provision, X-Rite must provide to Ms. Chowning:

•	severance pay equal to Ms. Chowning’s then current monthly salary for twelve months following termination;

•	the pro rata portion of any annual performance bonus to which Ms. Chowning is entitled for the year in which the employment period is terminated;

•	payment of Ms. Chowning’s continuation coverage premiums under COBRA for twelve (12) months following the date of termination; and

•	immediate vesting of all stock options and restricted stock held by Ms. Chowning.

Ms. Chowning is subject to perpetual obligations of confidentiality under the Employment Agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of two years following termination of the employment period.

The foregoing description of the Employment Agreement with Ms. Chowning and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement. A copy of the Employment Agreement is attached as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 30, 2006, subject to the completion of the Offer, X-Rite appointed Thomas J. Vacchiano, 53, President and Chief Operating Officer. Under the terms of the Employment Agreement, dated as of January 30, 2006, between X-Rite and Mr. Vacchiano, Mr. Vacchiano’s employment by X-Rite will commence as of the completion of the acquisition by X-Rite of a majority of the issued shares of Amazys pursuant to the Transaction Agreement described in Item 1.01(a) of this Current Report on Form 8-K. Mr. Vacchiano is currently President and Chief Executive Officer of Amazys and has held those positions since late 2000. Prior to his tenure with Amazys, Mr. Vacchiano served as President and Chief Executive Officer of Xerox Engineering Systems. The description of the material terms of the Employment Agreement between X-Rite and Mr. Vacchiano set forth in Item 1.01(c) of this Current Report on Form 8-K is hereby incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

2.1	Transaction Agreement, dated as of January 30, 2006, between X-Rite, Incorporated and Amazys Holding AG.

10.1	Amendment No. 2 to the Employment Agreement between X-Rite, Incorporated and Michael C. Ferrara, dated as of January 30, 2006.

10.2	Employment Agreement, dated as of January 30, 2006, between X-Rite, Incorporated and Thomas J. Vacchiano.

10.3	Employment Agreement, dated as of January 30, 2006, between X-Rite, Incorporated and Francis Lamy.

10.4	Employment Agreement, dated as of January 30, 2006, between X-Rite, Incorporated and Mary E. Chowning.

99.1	Press Release dated January 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

X-RITE, INCORPORATED

Dated: January 31, 2006	By:	/s/ Mary E. Chowning
Mary E. Chowning Chief Financial Officer